EXHIBIT 8.1

BOCA RATON
BOSTON
CHICAGO
HONG KONG
1585 Broadway	LONDON
New York, NY 10036-8299	LOS ANGELES
Telephone 212.969.3000	NEW ORLEANS
Fax 212.969.2900	NEWARK
PARIS
SAO PAULO
WASHINGTON

Alan P. Parnes
Member of the Firm

Direct Dial 212.969.3820 aparnes@proskauer.com
September 15, 2009
SP Acquisition Holdings, Inc.
590 Madison Avenue
32nd Floor
New York, NY 10022
Re:	Merger of Frontier Financial Corporation into SP Acquisition Holdings, Inc.
Ladies and Gentlemen:
     You have requested our opinion regarding the material United States federal income tax consequences of the proposed reorganization involving the exchange of stock of Frontier Financial Corporation, a Washington corporation (“Target”), for stock of SP Acquisition Holdings, Inc., a Delaware corporation (the “Acquiror”), in a merger of Target with and into the Acquiror with the Acquiror as the surviving corporation, pursuant to the Agreement and Plan of Merger dated as of July 30, 2009 (the “Merger Agreement”) between the Acquiror and Target, in a transaction (the “Merger”) intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Any capitalized terms used but not defined herein shall have the meaning given to such terms in the Merger Agreement.
     In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including the Merger Agreement and the certificates provided by the Acquiror and Target to the undersigned (the “Certificates”). In rendering this opinion, we are assuming that the representations made by the Acquiror and Target in the Certificates are true and correct as of the Effective Time of the Merger and that any representations made in such Certificates which are qualified by knowledge or qualifications of like import are accurate without such qualifications, and we are relying on each of such representations. In addition, our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, and (2) the consummation of the Merger in the manner contemplated by, and in accordance with, the terms of the Merger Agreement. In addition, with your consent, we have assumed or obtained

SP Acquisition Holdings, Inc.
September 15, 2009

representations (and are relying thereon, without any independent investigation or review thereof) that (a) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof, and (b) the Merger will be effected pursuant to the Washington and Delaware statutes and as a result of which all of the assets and liabilities of Target become the assets and liabilities of the Acquiror.
Opinion
     Based on the foregoing, and our review and analysis of the current state of the law, it is our opinion that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(l)(A) of the Code and that the Acquiror and Target will each be a party to such reorganization within the meaning of Section 368(b) of the Code. We hereby confirm our opinion set forth in the discussion contained in the Registration Statement under “Material U.S. Federal Income Tax Consequences.”
     This opinion is limited to the tax matters specifically covered herein, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion, including, but not limited to, the assumption that representations made by the Acquiror and Target in the Certificates are true and correct as of the Effective Time of the Merger. The opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service, or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested.
     This opinion is furnished to you only for use in connection with the Merger and the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name in the Proxy/Prospectus in connection with the references to this opinion and the material U.S. federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

SP Acquisition Holdings, Inc.
September 15, 2009

Respectfully yours, PROSKAUER ROSE LLP
By: